WOODS-BARTON PARTNERS LIMITED PARTNERSHIP
                         Bannockburn Lake Office Plaza
                        2355 Waukegan Road, Suite A200
                          Bannockburn, Illinois 60015

                                March 20, 1997

Mr. John J. Byrne, III
Mid-America Apartments of Texas, L.P.
6584 Poplar Avenue, Suite 340
Memphis, Tennessee 38138

     Re:  The Woods Apartments, Austin, Texas

Gentlemen:

     Reference is made to that certain Agreement of Sale ("Agreement") by and between Woods-Barton Partners Limited Partnership, an Illinois limited partnership ("Seller") and Mid-America Apartments of Texas, L.P., a Texas limited partnership ("Purchaser") and that certain Escrow Agreement ("Escrow Agreement") by and among Seller, Purchaser and Lawyers Title Insurance Corporation ("Escrowee"). All capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

     This letter is for the purpose of amending the Agreement of Sale and the Escrow Agreement as set forth herein. Purchaser's acknowledgement of this letter shall constitute Purchaser's agreement to the amendments contained therein.

     The Agreement is hereby amended as follows:

     a.   Section 1:   The following text beginning in the second line is
hereby deleted "Eleven Million Two Hundred Thousand And No/100 Dollars ($11,200,000.00)" and is replaced with "Ten Million Three Hundred Thousand And No/100 dollars ($10,300,000.00)".

     b. Section 7. Subparagraph A: The date of "March 18, 1997" as contained in the second line, (pursuant to that certain Letter Agreement dated March 14, 1997 by and among Seller, Purchaser and Escrowee), is hereby deleted and replaced with "March 31, 1997".

     Except as stated above, the Agreement of Sale shall remain in full force and effect.

     The Escrow Agreement is hereby amended as follows: (1) the date of "March 18, 1997" as contained in the first line of Paragraph 2, (pursuant to that certain Letter Agreement dated March 14, 1997 by and among Seller, Purchaser and Escrowee), is hereby deleted and replaced with "March 31, 1997" and (2) the date of "March 18, 1997" as contained in the fifth line of Paragraph 2, (pursuant to that certain Letter Agreement dated March 14, 1997 by and among Seller, Purchaser and Escrowee), is hereby deleted and replaced with "March 31, 1997".
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     Except as stated above, the Escrow Agreement shall remain in full force and effect.

     Please execute the acknowledgement below, and return this letter agreement to Janet Lindeman by facsimile (312/902-1061) and by mail c/o Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661.

                              Very truly yours,

                              WOODS-BARTON PARTNERS LIMITED
                              PARTNERSHIP,  an Illinois limited partnership

                              By: Woods-Barton Partners, Inc., an Illinois corporation, its general partner

                                   By:   /s/ Jerry M. Ogle
                                        ----------------------------------
                                   Name:  Jerry M. Ogle
                                        ----------------------------------
                                   Its:   Managing Director and Secretary
                                        ----------------------------------


ACCEPTED AND AGREED TO THIS
20 DAY OF MARCH, 1997

MID-AMERICA APARTMENTS OF TEXAS,
L.P., a Texas limited partnership

By:  MAC OF DELAWARE, INC.
     a Delaware corporation


     By:  /s/ John J. Byrne III
          -------------------------------
              John J. Byrne, III
              President

ESCROWEE:

Charter Title Company

By:
     ----------------------------
     Its Authorized Agent
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